Exhibit 107

CALCULATION OF FILING FEE TABLES

F-3

UBS AG

Submission Type: 424B2

EX-FILING FEES

SEC File No. 333-283672

Final Prospectus: True

N/A

The amended and restated pricing supplement to which this Exhibit is attached is an amendment of the final prospectus for the related offering. This amendment increases the maximum aggregate offering price of that offering by $234,292,500.